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                                                                    EXHIBIT 99.1

[CPS Logo Here]                                                     NEWS RELEASE
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                        CONSUMER PORTFOLIO SERVICES, INC.
                       REPORTS 2004 SECOND QUARTER RESULTS


IRVINE, CALIFORNIA, AUGUST 2, 2004 -- Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) today announced results for its second quarter ended June 30, 2004.

For the three months ended June 30, 2004 total revenues increased approximately $9.0 million, or 38%, to $32.7 million, compared to $23.7 million for the three months ended June 30, 2003. Pretax loss for the second quarter of 2004 was $0.2 million, compared to pretax income of $3.1 million for the comparable 2003 period. Expenses for the second quarter of 2004 included a $6.3 million provision for credit losses resulting from the change in securitization structure implemented during the third quarter of 2003. Net loss for the quarter ended June 30, 2004 was $0.2 million, or $(0.01) per diluted share, compared to net income of $2.6 million, or $0.12 per diluted share, for the quarter ended June 30, 2003. Diluted shares outstanding were 21.0 million and 21.6 million for the quarters ended June 30, 2004 and 2003, respectively.

Revenues for the six months ended June 30, 2004 totaled $60.2 million, an increase of $13.9 million, or 30%, compared to $46.3 million in the 2003 period. For the six months ended June 30, 2004 pretax loss was $1.6 million. For the six months ended June 30, 2003 pretax income was $5.5 million. Net loss for the six months ended June 30, 2004 was $1.6 million, or $(0.08) per diluted share, compared to net income of $8.9 million, or $0.41 per diluted share, for the six months ended June 30, 2003. Net income during the 2003 period included a net tax benefit of $3.4 million. The income tax benefit in the prior period was primarily the result of the resolution of certain IRS examinations of tax returns filed by MFN Financial Corporation prior to its having been acquired in 2002 by CPS. The resulting tax benefit of $4.9 million was offset in part by an income tax provision of $1.5 million. Diluted shares outstanding were 20.8 million and 22.2 million for the six-month periods ended June 30, 2004 and 2003, respectively.

"The second quarter was a busy period for us, from both operational and financing perspectives," said Charles E. Bradley, President and Chief Executive Officer. "Our initiatives to increase our purchases of new receivables continue to show positive results, as do our asset performance statistics, which are trending favorably. In addition, the integration of the SeaWest receivables and personnel is nearly complete. On the financing front, we were able to securitize receivables that we purchased from SeaWest in April, as well as to establish a new warehouse credit facility. In this, the fourth quarter under our new securitization structure, our financial results continued to improve."

During the second quarter of 2004, the Company purchased $107.4 million of contracts from dealers and $74.9 million from affiliates of SeaWest Financial Corporation, and completed two securitization financings. The two securitizations were the sale of $76.3 million of AAA/Aaa rated asset backed notes issued by CPS Auto Receivables Trust 2004-A and the sale of $76.3 million of AAA/Aaa asset backed notes issued by PCR Auto Receivables Trust 2004-1. The first transaction was a securitization of receivables originated under CPS's programs. The latter transaction was a securitization of the receivables purchased from SeaWest Financial Corporation in April 2004 and receivables originated by CPS's subsidiary, The Finance Company. In addition, the Company entered into a new $100 million revolving warehouse credit facility. As of June 30, 2004, Consumer Portfolio Services' managed receivables totaled $900.3 million as follows ($ in millions):

         Owned by Consolidated Subsidiaries*                            $492.0
         Owned by Non-Consolidated Subsidiaries                          323.0
         As Third Party Servicer for SeaWest                              85.3
                                                                        ------
              Total                                                     $900.3

         * Before $70.7 million of allowance for credit losses and deferred acquisition fees.

As previously reported, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings will be recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions are recorded upon acquisition and during the life of the receivables. The effect is to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings initially will be less than they would have been had the Company continued to structure its securitizations to record a gain on sale and therefore, reported net earnings may be negative for the remainder of 2004. Growth in the Company's portfolio of receivables in excess of current expectations would delay reporting positive net earnings. This change in securitization structure was the principal cause of the Company's net loss in the third and fourth quarters of 2003 and the first two quarters of 2004.

CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call Tuesday, August 3, 2004, at 1:30 p.m. EST to discuss its quarterly results. Those wishing to participate by telephone may dial in at 973-409-9261 approximately 10 minutes prior to the scheduled time.

A replay will be available between August 3, 2004 and August 10, 2004, beginning one hour after conclusion of the call, by dialing 877-519-4471, reservation number is 4995915. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE, GAIN ON SALE REVENUE AND PROVISION FOR CREDIT LOSSES BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING:
POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED.

THE STATEMENTS CONCERNING THE INTENDED STRUCTURE OF FUTURE SECURITIZATIONS AND THE EFFECTS OF SUCH STRUCTURES ON FINANCIAL ITEMS ARE FORWARD-LOOKING STATEMENTS. IF THE COMPANY WERE TO CHANGE THE STRUCTURE OF FUTURE TRANSACTIONS, THAT COULD CAUSE SUCH FORWARD-LOOKING STATEMENTS NOT TO BE ACCURATE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

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
                              CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                                Condensed Consolidated Statements of Operations
                                     (In thousands, except per share data)
                                                  (Unaudited)


                                                          Three months ended            Six months ended
                                                                June 30,                    June 30,
                                                       ------------------------     ------------------------
                                                          2004           2003          2004           2003
                                                       ---------      ---------     ---------      ---------
REVENUES:
Net gain on sale of contracts                          $     --       $  4,109      $     --       $  8,664
Interest income                                          25,722         11,442        46,145         20,770
Servicing fees                                            3,507          4,463         6,831          9,065
Other income                                              3,458          3,701         7,233          7,763
                                                       ---------      ---------     ---------      ---------
                                                         32,687         23,715        60,209         46,262
                                                       ---------      ---------     ---------      ---------
EXPENSES:
Employee costs                                            9,794          9,442        19,447         17,889
General and administrative                                6,466          4,049        10,433          8,081
Interest                                                  7,500          5,086        13,412         10,617
Provision for credit losses                               6,300             --        13,050             --
Other expenses                                            2,801          2,006         5,448          4,189
                                                       ---------      ---------     ---------      ---------
                                                         32,861         20,583        61,790         40,776
                                                       ---------      ---------     ---------      ---------
Income (loss) before income tax expense (benefit)          (174)         3,132        (1,581)         5,486
Income tax expense (benefit)                                 --            490            --         (3,434)
                                                       ---------      ---------     ---------      ---------
      Net income (loss)                                $   (174)      $  2,642      $ (1,581)      $  8,920
                                                       =========      =========     =========      =========

Earnings (loss) per share:
     Basic                                             $  (0.01)      $   0.13      $  (0.08)      $   0.44
     Diluted                                              (0.01)          0.12         (0.08)          0.41

Number of shares used in computing earnings
   (loss) per share:
     Basic                                               21,016         20,209        20,827         20,239
     Diluted                                             21,016         21,565        20,827         22,160


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                     June 30,       December 31,
                                                       2004             2003
                                                     ---------       ---------

Cash and restricted cash                             $ 85,341        $100,486
Finance receivables, net                              421,274         266,189
Residual interest in securitizations                   81,304         111,702
Other assets                                           25,681          14,093
                                                     ---------       ---------
                                                     $613,600        $492,470
                                                     =========       =========

Accounts payable and other liabilities               $ 28,727        $ 29,018
Warehouse lines of credit                              57,114          33,709
Residual interest financing                            33,799              --
Securitization trust debt                             337,058         245,118
Senior secured debt                                    59,829          49,965
Subordinated debt                                      15,000          52,500
                                                     ---------       ---------
                                                      531,527         410,310
                                                     ---------       ---------

Shareholders' equity                                   82,073          82,160
                                                     ---------       ---------
                                                     $613,600        $492,470
                                                     =========       =========

                                    # # # # #


CONTACTS

Investors:                                          Media:
Charles E. Bradley                                  Whit Clay
Consumer Portfolio Services                         Sloane & Company
949-753-6800                                        212-446-1864
         ~ OR ~
Monica Huang
Sloane & Company
212-446-1874

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